Exhibit 10.1

Equity Transfer Agreement

Transferor: Qiang Huang

ID Number: [*]

Transferee: Hangzhou Longyun Network Technology Co., Ltd.

Address: Room 1803, Yintai International, No. 1600, Kejiguan Street, Binjiang District, Hangzhou, China

Target Company: Hangzhou Xuzhihang Supply Chain Management Co., Ltd.

Legal representative: Qiang Huang

Registered address: Room 1806, Building 8, Shangfengxuan, Happy City, Nanyuan Street, Yuhang District, Hangzhou

Unified Social Credit Code: [*]

In Consideration of:

1.	The target company is a limited company established and legally existing under the laws of the People’s Republic of China, with a registered capital of RMB1,000,000.

2.	The transferor now directly holds 100% of the equity of the target company (accounting for all the registered capital of the target company), and the transferor is willing to transfer 60% of the equity of the target company to the transferee in accordance with this contract.

3.	The transferee is willing to acquire 60% of the equity of the target company held by the transferor in accordance with the terms of this contract and become the actual shareholder of the target company. The transferee will entrust a third party to hold the equity of the target company on its behalf.

To this end, the transferor and the transferee have signed this agreement on the 60% equity of the target company based on equality, voluntariness, and consensus.

Article 1 Overview of the target company

The current equity structure of the target company is as follows:

Shareholder	Subscribed capital contribution (RMB)	Proportion of Shareholding	Registered Capital
Qiang Huang	1 million	100%	Not Paid

Article 2 Equity Transfer and Price

2.1 The transferor transfers 60% of the equity of the target company held by it (accounting for RMB600,000 of the registered capital) to the transferee, and the price of the equity transfer is confirmed to be RMB600,000 after the two parties negotiated.

2.2 After the equity transfer is completed, the actual equity structure of the target company will be as follows:

Shareholder	Subscribed Capital Contribution (RMB)	Proportion of Shareholding
Hangzhou Longyun Network Technology Co., Ltd.	600,000	60%
Qiang Huang	400,000	40%
In Total	1,000,000	100%

Article 3 Payment of the equity transfer price

3.1 Since the transferor has not paid the actual capital contribution, the total equity transfer price of RMB600,000 under this contract shall be transferred to the target company account by the transferee within 30 working days after the effective date of this agreement for the company’s actual capital contribution.

3.2 The above equity transfer funds shall be paid to the following bank accounts:

Account Name: Hangzhou Xuzhihang Supply Chain Management Co., Ltd.

Account Bank: China Merchants Bank Co., Ltd. Hangzhou Yuhang Sub-branch

Account number: [*]

Article 4 Taxes and Fees

Both parties confirmed that the taxes and fees incurred due to the equity transfer shall be taken by Party B.

Article 5 Equity delivery and change registration procedures

5.1 After this contract comes into effect and the transferee pays the equity transfer payment, the delivery will be held by the transferee. The transferee enjoys shareholder rights and assumes shareholder obligations based on the equity of the target company held by it.

5.2 After the transferor receives the equity transfer payment, the transferor will complete the equity transfer procedures as soon as possible. If relevant departments request to modify or provide various documents by then, all parties shall cooperate.

5.3 If either party fails to cooperate or hinders the handling of the change registration procedures for the equity transfer, it shall be liable for breach of contract in accordance with this agreement.

5.4 The transferee will entrust a third person, Wang Wei, to hold the transfer equity on his behalf, so Wang Wei will be the transferee in the corresponding change registration procedures. Wang Wei will only exercise the rights and obligations on behalf of the transferee and will not enjoy the benefits or be responsible for the liabilities as a shareholder itself.

Article 6 Guarantees and Undertakings of the Transferor

6.1 The transferor’s commitment and guarantee: the transferor is a natural person with full capacity for civil rights and capacity for civil conduct, and has the ability to sign and perform this contract.

6.2 The transferor promises and guarantees that it is a legal shareholder of the target company and enjoys all legal rights corresponding to the equity; as the original shareholder of the target company, it has not paid the capital contribution to the target company in full, and has not withdrawn the registration in any way Capital; it has not set up transfers or options for its own target company equity, nor does it hold shares on behalf of or entrusted holding or trust holding shares, and it has complete ownership of the equity of the target company it owns.

6.3 The transferor guarantees: before the signing of this contract and during the process of the change of the equity transfer, the transferor guarantees that it will not and will not dispose of the equity of the target company transferred to the transferee by any means such as repeated transfers, gifts, etc. For rights and interests, if there are obstacles that affect the delivery of equity such as rights restrictions or burdens, the transferor undertakes to be responsible for eliminating them so that the contract can be performed smoothly.

If the equity of the target company held by the transferor is subject to various compulsory measures including seizures and freezes by judicial or other law enforcement agencies, which cause obstacles to the equity transfer, or cause obstacles to the registration of the industrial and commercial change of the equity transfer, the transferor shall be liable Have the responsibility to remove the obstacle and ensure that the transferee smoothly transfers the equity in accordance with this contract.

6.4 The transferor guarantees: before this agreement comes into effect, all the creditor’s rights and debts of the target company have no direct relationship with the transferee. If the creditor’s rights and debt disputes occurred during this period of the target company, the transferor shall bear all the liabilities for repayment.

6.5 This contract constitutes a legal, effective, and binding obligation to the transferor. The transferor’s signing, delivery and performance of this contract, completion of the transaction described in this contract, and performance of the terms, conditions and provisions of this contract will not violate its current Applicable laws, regulations and other regulatory documents will not violate any contract, arrangement or understanding that it is a party to the agreement or is binding on it.

Article 7 Guarantees and commitments of the transferee

7.1 The transferee is a natural person with full capacity for civil rights and capacity for civil conduct, and has the ability to sign and perform this contract.

7.2 The transferee will actively sign all necessary documents and perform all necessary procedures to facilitate the smooth completion of the matters agreed under this contract.

7.3 After this contract comes into effect, the transferee guarantees that it will perform its payment obligations in accordance with this contract.

7.4 After the transferee becomes a shareholder of the target company, it promises and guarantees that it will actively support the operation of the target company and will not have any behavior that affects the production and operation of the target company.

Article 8 Liability for breach of contract

8.1 After this contract takes effect, any party’s failure to perform any or part of its obligations and guarantees under this contract, or the statements, guarantees and promises made are inconsistent with the facts, has caused or will cause the other party Loss is regarded as a breach of contract, and the breaching party shall compensate the observant party for the losses suffered as a result, including compensation for the observing party’s reasonable expenses for recovering losses, including but not limited to litigation fees, attorney fees, property preservation fees, etc.

8.2 If any party fails to perform its obligations under this contract or violates its declarations, representations, promises and guarantees, the observant party has the right to terminate this agreement if the observant party has not corrected it after 15 days. And the defaulting party shall pay the observing party liquidated damages according to 20% of the total equity transfer price agreed in this contract, and compensate the observing party for all losses caused by this. At the same time, the observing party shall have the right to terminate this contract.

8.3 Failure to exercise or delay in exercising a right stipulated in this contract or the law does not constitute a waiver of that right or other rights. The sole or partial exercise of a right stipulated in this contract or the law does not prevent it from continuing to exercise that right or other rights.

Article 9 Settlement of disputes

All disputes arising from the execution of this contract or related to this contract shall be settled through friendly negotiation. If the negotiation fails, it shall be submitted to the court where the plaintiff is located for settlement in accordance with legal procedures.

If part of this contract is confirmed invalid according to law, it will not affect the continued performance of the effective part of this contract.

Article 10 Confidentiality

Either party shall not disclose the content of the terms of this contract and any information related to the other party’s operations to any third party in any way, nor shall it make news releases, public claims or other forms of confidential information or any part of it. Disclosure. Unless such disclosures or leaks are made based on the following circumstances:

10.1 The written consent of the other party has been obtained in advance;

10.2 Administrative, judicial or similar government agencies that perform their duties in accordance with the law put forward mandatory requirements;

10.3 Reasonable disclosure to the legal adviser or certified public accountant, investment bank and government regulatory authorities for the party’s normal business needs.

Article 11 Entry into force and others

11.1 This contract takes effect from the date of signing by all parties.

11.2 Matters not covered in this contract and matters that need to be changed shall be determined in the form of a supplementary agreement after the parties have negotiated. The supplementary agreement has the same effect as this contract.

11.3 After the signing of this contract, the parties will sign the “Equity Transfer Agreement” for the registration of equity change. The change of the “Equity Transfer Agreement” for the registration of equity change does not mean the change of this contract. If the “Equity Transfer Agreement” is inconsistent with this contract, this contract shall prevail.

11.4 This contract is made in two copies, and each party holds one copy, which has the same legal effect.

(No text below this line)

Transferor (signature):

/s/ Qiang Huang

Transferee (seal):

/s/ Hangzhou Longyun Network Technology Co., Ltd.

Date: April 1, 2021

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